Exhibit 99.1

DESCRIPTION OF SHARES OF COMMON STOCK

Authorized Capital Stock

          Our certificate of incorporation, as amended to date, authorizes the issuance of 40,000,000 shares of common stock, $0.10 par value per share. As of March 9, 2012, we had 18,164,738 shares of outstanding common stock held by 401 holders of record.

          Our certificate of incorporation does not authorize us to issue preferred stock.

Common Stock

          Holders of our common stock are entitled to one vote for each share held by them on all matters on which stockholders are entitled to vote, including the election of directors, and do not have cumulative voting rights. Holders of our common stock are entitled to receive, as, when and if declared by our board of directors from time to time, such dividends and other distributions in cash, stock or property from our assets or funds legally available for such purposes. In the event of any distribution of capital assets or winding-up of our company, whether voluntary or involuntary, holders of our common stock are entitled to receive pro rata the assets remaining after creditors have been paid in full. There are no preemptive, subscription or conversion rights applicable to our common stock. The outstanding shares of our common stock are duly authorized, validly issued, and fully paid.

Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation

          Our certificate of incorporation contains provisions that could make it more difficult to acquire control of our company. A description of these provisions is set forth below.

          Authorized but Unissued Shares of Common Stock. The authorized but unissued shares of common stock are available for future issuance without stockholder approval, unless such approval is required by applicable law or the rules of any stock exchange on which our securities may be listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could impede the completion of a merger, tender offer or other takeover attempt that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their common stock over the then prevailing market price of the common stock.

          Special Stockholder Meetings. Our bylaws provide that special meetings of the stockholders may be called by the chairman, the president or the board of directors, or at the request in writing of stockholders of record owning at least 30% of our issued and outstanding shares of common stock. Unless otherwise provided by law, stockholders meetings may be so called for any purpose.

          Advance Notice Procedure. Our bylaws provide an advance notice procedure for special stockholder meetings. Except as otherwise expressly required or permitted under Delaware law,

written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called must be given not less than ten nor more than fifty days before the date of the meeting, to each stockholder entitled to vote at such meeting. These advance notice provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of us.

Anti-Takeover Effects of Delaware Law

          Section 203 of the Delaware General Corporation Law provides that, subject to specified exceptions, an “interested stockholder” of a Delaware corporation shall not engage in any “business combination,” including general mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the time that such stockholder becomes an interested stockholder unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding specified shares); or

•

on or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

          Under Section 203, the restrictions described above also do not apply to specified business combinations proposed by an interested stockholder following the announcement or notification of one of specified transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

          Except as otherwise specified in Section 203, an “interested stockholder” is defined to include:

•

any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

•	the affiliates and associates of any such person.

          Under some circumstances, Section 203 makes it more difficult for a person who is an interested stockholder to effect various business combinations with us for a three-year period.

Limitation on Liability and Indemnification Matters

          Our certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law. The effect of these provisions is to eliminate the rights of our company and our stockholders, through stockholders’ derivative suits on behalf of our company, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply if the directors acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from their actions as directors. In addition, our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law.

Transfer Agent and Registrar

          The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Nasdaq Stock Market Listing

          Our common stock is quoted on the NASDAQ Global Select Market under the trading symbol “ZIGO”.